For the period ended 9/30/99                                          All Series
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders

         The definitive Proxy Statement used in connection with the USAA STATE TAX-FREE TRUST, Special Meeting of Shareholders on October 15, 1999 was filed with the Securities and Exchange Commission on August 20, 1999 and is hereby incorporated by reference.

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On October 15, 1999, a special meeting of  shareholders  was held to vote on the following proposals. All proposals were approved by the shareholders. All shareholders of record on August 19, 1999 were entitled to vote on each proposal. The number of votes shown below are shown for the entire USAA State Tax-Free Trust (the Trust) for proposals 1 and 2.

(1)  Proposal to elect a Board of Trustees as follows:

        TRUSTEES                   VOTES FOR               VOTES WITHHELD
        --------                   ----------              --------------
     Robert G. Davis               76,619,692                 1,854,365
     Michael J.C. Roth             76,619,692                 1,854,365
     David G. Peebles              76,619,692                 1,854,365
     Robert L. Mason               76,619,692                 1,854,365
     Michael F. Reimherr           76,619,692                 1,854,365
     Richard A. Zucker             76,619,692                 1,854,365
     Barbara B. Dreeben            76,619,692                 1,854,365

John W. Saunders, Jr. and Howard L. Freeman, Jr. did not stand for re-election to the Board. Their term of office will terminate on December 31, 1999.

(2) Proposal to ratify or reject the selection by the Board of Trustees of KPMG LLP as auditors for the Trust for the fiscal year ending March 31, 2000.

                             NUMBER OF SHARES VOTING
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        FOR                       AGAINST                   ABSTAIN
        ---                       -------                   -------
    1,631,286,201                19,197,037                22,346,988